LICENCE AGREEMENT

between

YEDA RESEARCH AND

DEVELOPMENT COMPANY LIMITED

and

XTL Biopharmaceuticals Ltd.

LICENCE AGREEMENT

Between

YEDA RESEARCH AND DEVELOPMENT COMPANY LIMITED

a company duly registered under the laws of Israel of P O Box 95, Rehovot 76100, Israel

(hereinafter, “Yeda”)

and

XTL Biopharmaceuticals Ltd.

a company duly registered under the laws of Israel, having its principal place of business at 85 Medinat Hayehudim St., Herzliya Pituach 46766, Israel

(hereinafter, “the Company”)

PREAMBLE:

WHEREAS: (A)	in the course of research conducted at the Weizmann Institute of Science (“the Institute”), under the supervision of Professor Edna Mozes (“the Scientist”) of the Department of Chemical Immunology, the Scientist alone and together with other scientists of the Institute, collectively “the Inventors”, arrived at inventions relating to the treatment of systemic lupus erythematosus (“SLE”) (“the Inventions”), all as more fully described in the patent applications and patents listed in the patent card attached as Appendix A(1) hereto (Yeda reference numbers 9513, 2001-004) (respectively, “the Existing Yeda Patent Applications” and “the Existing Yeda Patents”), and created and/or generated the unpublished know-how and other unpublished information relating to the Inventions as described in Appendix A(2) hereto (“the Yeda Know-How”) ; and

(B)	by operation of Israeli law and/or under the terms of employment of the Inventors at the Institute and pursuant to an agreement between the Institute, Yeda and the Inventors, all right, title and interest of the Institute and the Inventors in and to the Inventions, the Existing Yeda Patents and the Existing Yeda Patent Applications, vests and shall vest in Yeda; and

(C)	pursuant to a research and license agreement between Teva Pharmaceutical Industries Ltd. (“Teva”) and Yeda, dated June 21, 2001 (“the Teva R&L Agreement”) and to a subsequent terminating agreement, dated August 9, 2009, pursuant to which the Teva R&L Agreement was terminated (“the Teva Termination Agreement”), Teva has assigned to Yeda all of Teva’s rights, title and interest in and to certain other: (i) patent applications and patents, all as more fully described in the patent applications and patents listed in the patent card attached as Appendix B(1) hereto (respectively, “the Existing Assigned Patent Applications” and “the Existing Assigned Patents”) (Yeda reference numbers 2003-120, 2003-119); and (ii) unpublished know-how and/or materials and other unpublished information relating to the inventions, subject of the Existing Assigned Patent Applications and the Existing Assigned Patents as described in Appendix B(2) hereto (“the Assigned Know-How”); and

(D)	subject to and in accordance with the terms of this Agreement, the Company wishes to receive, and Yeda is willing to grant to the Company, a worldwide exclusive licence in respect of the Licensed Information (as hereinafter defined) and under the Patents, for the development, manufacture and sale of Products (as hereinafter defined), all subject to and in accordance with the terms and conditions of this Agreement.

NOW THEREFORE IT IS AGREED BETWEEN THE PARTIES HERETO AS FOLLOWS:

1.	PREAMBLE, APPENDICES AND INTERPRETATION

1.1.	The Preamble and Appendices hereto form an integral part of this Agreement.

In this Agreement the terms below shall bear the meanings assigned to them below, unless the context shall explicitly indicate a contrary intention:

1.1.1.	“Affiliated Entity”	shall mean, with respect to any entity, any company, corporation, other entity or person (hereinafter, collectively, “entity”), which directly or indirectly, is controlled by, or controls, or is under common control with, such entity. For the purposes of this definition, “control” shall mean the ability, directly or indirectly, to direct the activities of the relevant entity (save for an ability flowing solely from the fulfilment of the office of director or another office) and shall include, the holding, directly or indirectly, of 50% (fifty percent) or more of the issued share capital or of the voting power of the relevant entity or the holding, directly or indirectly, of a right to appoint 50% (fifty percent) or more of the directors of such entity or of a right to appoint the chief executive officer of such entity;

1.1.2.	"Commercially
	Reasonable Efforts"	means, with respect to a party, such efforts that are consistent with the efforts and resources normally used by such party in good faith in the exercise of its reasonable business discretion relating to the research and development of a potential pharmaceutical product owned by it or to which it has exclusive rights, with similar product characteristics, which is of a similar market potential at a similar stage in its development or product life, taking into account issues of patent coverage, safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the profitability of the applicable products (including pricing and reimbursement status achieved), and other relevant factors, including technical, legal, scientific and/or medical factors. For the purpose of clarity, Commercially Reasonable Efforts would be determined on a marketby-market and indication-byindication basis for a particular product and it is anticipated that the level of effort may be different for different markets and may change over time, reflecting changes in the status of the product and the market involved;

1.1.3.	“Development Program”	shall mean the proposed development plan with respect to the proposed Product known as “Edratide” to be attached hereto as Appendix C within 12 months from the date hereof;

1.1.4.	“Distributor”	shall mean a third party drug wholesaler with whom the Company or any Sublicensee enters into a bona fide distribution, reseller or similar agreement pursuant to which such third party does not have any rights under the Licensed Information or the Patents and purchases Products from the Company or a Sublicensee solely for wholesale distribution to retail community pharmacies, including (but not limited to) manufacturers, repackers, distributors, own-label distributors, private-label distributors, brokers, warehouses (including manufacturer’s and distributor’s warehouses, chain drug warehouses, and wholesale drug warehouses), independent wholesale drug traders, and retail community pharmacies that conduct wholesale distributions, in each case, in consideration for the purchase price only (and no other consideration), solely for resale in the same form (meaning without any change and/or reconfiguration thereof or incorporation thereof into any other product), for monetary consideration only;

1.1.5.	“Exchange Rate”	shall mean, with respect to any amount to be calculated, or which is paid or received in a currency other than US Dollars, the average of the selling and buying exchange rates of such currency (in respect of cheques and remittances) and the US Dollar prevailing at Bank Hapoalim B.M. at the end of business on the date of calculation, payment or receipt, as the case may be;

1.1.6.	“Existing Patent
	Applications”	shall mean the Existing Yeda Patent Applications and the Existing Assigned Patent Applications;

1.1.7.	“Existing Patents”	shall mean the Existing Yeda Patents and the Existing Assigned Patents;

1.1.8.	“First Commercial Sale”	shall mean, with respect to any Product in any country, the first commercial sale of such Product in such country, after FDA New Drug Approval, EMEA or National Medicinal Agency marketing approval or equivalent approval in such country has been obtained for such Product;

1.1.9.	“Know-How”	shall mean the Assigned Know-How and the Yeda Know-How. For the avoidance of doubt, the Chemical Material (as defined in the Teva Termination Agreement) shall not constitute Know-How licenced to the Company under this Agreement;

1.1.10.	“Licence”	shall mean an exclusive, worldwide, sublicenseable licence to use the Licensed Information and under the Patents, for the research, development, production, marketing and sale of Products, subject to the provisions of clause 4 below and the other terms and conditions of this Agreement;

1.1.11.	“Licensed Information”	shall mean: (i) the Inventions; and (ii) the Know-How;

1.1.12.	“Net Sales”	shall mean the total amount invoiced by the Company and the total amount invoiced by each Sublicensee (for the avoidance of doubt, including any Further Sublicensees ) on sales of Products (for the avoidance of doubt, whether such sales are made before or after the First Commercial Sale of any Product in any country); in all cases after deduction of:

(i)	sales taxes, value added taxes, excise taxes and similar taxes on sales, custom duties and other similar governmental charges (but excluding, for the avoidance of doubt, all taxes levied on or with respect to income), to the extent applicable to such sale and included in the invoice in respect of such sale;

(ii)	credits, allowances or rebates and other amounts, if any, actually granted or paid on account of price adjustments, recalls, rejections or returns of Products previously sold, including those in respect of any state or federal Medicare, Medicaid or similar programs;

(iv)	amounts written off by the Company as bad debts (in a manner consistent with generally accepted accounting practice applicable in the jurisdiction of the Company), deriving from Net Sales in respect of which royalties were paid by the Company pursuant hereunder;

(v)	packaging, freight, shipping and insurance charges, to the extent that such items are applicable to such sale and are separately itemised and invoiced and actually paid as evidenced by invoices, receipts or other appropriate documents;

(vi)	customary trade, quantity or cash discounts to the extent actually granted.

provided that:

(a)	with respect to sales which are not at arm’s length and/or are not in the ordinary course of business, the term “Net Sales” shall mean the total amount that would have been due in an arm’s length sale made in the ordinary course of business and according to the then current market conditions for such sale or, in the absence of such current market conditions, according to market conditions for sale of products similar to the Products;

(b)	sales by the Company and/or a Sublicensee, as applicable, to any Affiliated Entity of the Company or of such Sublicensee, as the case may be, for resale by such Affiliated Entity will not be deemed Net Sales. Instead, Net Sales in such case will be determined based on the total amount invoiced by such Affiliated Entity on resale to an independent third party purchaser after the deductions specified in subparagraphs (i) and (ii) above, to the extent applicable;

(c)	for the avoidance of doubt, with respect to sales by the Company and/or a Sublicensee, as applicable, to any Affiliated Entity of the Company or of such Sublicensee, as the case may be, where there is in fact no resale by such Affiliated Entity, “Net Sales” shall mean “Net Sales”, as defined in paragraph (a) above;

(d)	if a Product is sold in any country in the form of a combination product containing: (i) the Covered Active Ingredient (as defined below); and (ii) one or more Other Active Ingredients (as defined below), then, at the request of the Company, the parties will negotiate in good faith to determine what adjustments (if any) should be made to the price of such Product for the purposes of determining Net Sales, in order to take into account the relative contributions to such Product of the Covered Active Ingredient and the Other Active Ingredients included in such Product. For purposes of this clause, (1) “Covered Active Ingredient” means the peptide described in the Investigational New Drug (IND) application filed by Teva for the proposed product known as “Edratide”, a copy of which application is attached as Appendix D; and (2) “Other Active Ingredient” means an active ingredient (other than the Covered Active Ingredient) that has therapeutic or prophylactic effect when used independently of the Covered Active Ingredient;

(e)	for the avoidance of doubt, any sale of Products by a Subcontractor of the Company or of a Sublicensee shall be deemed to be a sale of such Products by the Company or such Sublicensee, as the case may be;

1.1.13.	“Patents”

shall mean: (i) the Existing Patents; (ii) the Existing Patent Applications and all patents which may be granted thereon; (iii) all other patent applications or applications for inventor’s certificates claiming portions of the Licensed Information and all patents or inventor’s certificates which may be granted thereon; (iv) continuations, continuationsin-part, patents of addition, divisions, renewals, reissues and extensions (including any patent term extension) of any of the foregoing patents and patent applications listed in paragraphs (i), (ii) and (iii) above; and (v) all Supplementary Protection Certificates (within the meaning of such term under Council Regulation (EU) No. 1768/92), patent term extensions under US law and any similar statutory patent protection extensions in other jurisdictions, in each case with respect to the foregoing patents and patent applications listed in paragraphs (i), (ii), (iii) and (iv) above;

1.1.14.	“Products”	shall mean products for the diagnosis, prevention or treatment of SLE or any other clinical indication, which contains the peptide described in the Investigational New Drug (IND) application filed by Teva for the proposed product known as “Edratide”, a copy of which application is attached as Appendix D hereto:

(i)	the development, pharmaceutical formulation or manufacture of which involves use, in whole or in part, of Licensed Information or any part thereof; or
(ii)	the development, pharmaceutical formulation, manufacture or sale of which is covered by, or falls within, the scope of any Valid Claim in the country in which such product is made, used or sold;

1.1.15.	“Subcontractor”	shall mean a party with whom the Company enters into a Subcontractor Agreement as defined in clause 4.9 below;

1.1.16.	“Sublicence”	shall mean any right granted, licence given or agreement entered into, by the Company or a Sublicensee to or with any other person or entity, permitting any use of the Licensed Information and/or the Patents (or any part thereof) for the development and/or manufacture and/or production and/or marketing and/or distribution and/or sale of Products (whether or not such grant of rights, licence given or agreement entered into is described as a sublicense) or as an agreement with respect to the development and/or manufacture and/or production and/or distribution and/or marketing and/or sale of Products or otherwise); provided however that “Sublicence” shall not include the engagement of, or grant of rights to, a Subcontractor (under clause 4.9 below) or a Distributor, and “Sublicensee” shall mean any person or entity granted a Sublicence. For the avoidance of doubt, unless otherwise noted, "Sublicense" and "Sublicensee" shall include any further Sublicensee of a Sublicensee (any such further Sublicensee, a "Further Sublicensee");

1.1.17.	“Sublicensing Receipts”

shall mean consideration received (for the avoidance of doubt, whether received before or after the First Commercial Sale in any country) by the Company as consideration for the grant of Sublicenses, or as consideration for the grant of an option for a Sublicense, except for: (i) amounts received by the Company which constitute royalties based on sales of the Products by or on behalf of Sublicensees in respect of which the Company has paid royalties to Yeda; (ii) amounts received from a Sublicensee to cover reasonable, bona fide costs (including reasonable overhead) to be incurred by the Company after the date of signature of the relevant Sublicence in the performance of research or development activities under a Sublicence in connection with a Product or a product expected to become a Product, to the extent that: (a) such research and/or development activities are performed pursuant to a detailed research and development program and research and development budget agreed with the relevant Sublicensee, a summary of which is provided to Yeda; and (b) at the end of each calendar year of the research and development program, the Company submits to Yeda a written expense report, audited by an independent accountant or certified by the Company’s Chief Financial Officer or other senior financial officer of the Company (or the relevant business division of the Company (if there is more than one business division)), setting out the research and development actual costs and reasonable overhead costs and other expenses actually incurred by the Company in the conduct of the said research and development activities, which report demonstrates that such amounts have actually been expended by the Company during such calendar year in the conduct of such research and/or development activities in accordance with such detailed research and development program and budget, it being agreed that any amounts received by the Company as aforesaid, but not expended as set out above, shall be deemed Sublicensing Receipts, unless such amounts are carried over for the performance of work under such research and development program in the subsequent calendar year only; and (iii) equity investments in the Company made at arm’s length to the extent such investments represent fair market value taking into consideration reasonable premiums, if applicable, due to a strategic relationship (amounts above such fair market value will be deemed Sublicensing

Receipts);

1.1.18.	“Valid Claim”

means: (a) a claim included in any issued patent or inventor’s certificate within the Patents that has not been: (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal; (ii) rendered unenforceable through disclaimer or otherwise; (iii) abandoned; or (iv) permanently lost through an interference or opposition proceeding without any right of appeal or review; (b) a pending claim of a pending patent application or applications for inventor’s certificates within the Patents that: (i) has been filed and continues to be prosecuted; and (ii) has not been abandoned or finally rejected without the possibility of appeal or refiling; or

(c) protection under a Supplementary Protection Certificate (as referred to in clause 1.1.13 above), any patent term extension under US law or any other statutory protection similar to any of the aforegoing in respect of any of the patents or patent applications referred to in (a) or (b) above (including in respect of any Product covered by any of said patents or patent applications) (any of the foregoing in this paragraph (c), a “Patent Extension”). For the avoidance of doubt, for the purposes of the foregoing, patents and patent applications shall include all continuations, continuations-inpart, patents of addition, divisions, renewals, reissues and extensions (including any patent term extension) of any of the aforegoing patents and patent applications that are included in the Patents; and

1.1.19.	the terms: “Yeda”, “the Company”, “the Institute”, “the Scientist”, “the Inventors”, “SLE”, “the Inventions”, “the Existing Yeda Patent Applications”, “the Existing Yeda Patents”, “the Yeda Know-How”, “Teva”, “the Teva R&L Agreement”, “the Teva Termination Agreement”, “the Existing Assigned Patent Applications”, “the Existing Assigned Patents”, and “the Assigned Know- How"	shall bear the definitions assigned to them respectively in the heading or the preamble hereto, as the case may be.

1.2.	In this Agreement:

1.2.1.	words importing the singular shall include the plural and vice-versa and words importing any gender shall include all other genders and references to persons shall include partnerships, corporations and unincorporated associations;

1.2.2.	any reference in this Agreement to the term "patent" shall also include any re-issues, divisions, continuations or extensions thereof (including measures having equivalent effect);

1.2.3.	any reference in this Agreement to the term "patent applications" shall include any provisional patent applications, PCT, national or regional patent applications, applications for continuations, continuations-in-part, divisions, patents of addition or renewals, as well as any other applications or filings for similar statutory protection;

1.2.4.	any reference in this Agreement to the term “sale” shall include the sale, lease, rental or other disposal of any Product, but shall specifically exclude: (a) the provision of Products by the Company, its Affiliated Entities or Sublicensees for administration to patients enrolled in clinical trials or the distribution of Products through a not-for-profit foundation at no charge to eligible patients, provided that the Company, its Affiliated Entities, or Sublicensees receive no consideration (other than the actual cost of manufacture) from such clinical trials or not-for-profit foundation for such use of Products; and (b) the provision of Products used as samples to promote additional Net Sales, in amounts consistent with normal business practices of the Company, its Affiliated Entities or Sublicensees; provided further that the Company, its Affiliated Entities and Sublicensees receive no consideration for such samples; and

1.2.5.	“including” and “includes” means including, without limiting the generality of any description preceding such terms.

2.	TITLE

Subject only to the License, all right, title and interest in and to the Licensed Information and the Patents and all right, title and interest in and to any drawings, plans, diagrams, specifications, other documents, models, or any other physical matter in any way containing, representing or embodying any of the foregoing that have been provided to the Company hereunder, are owned and shall remain vested in Yeda.

3.	PATENTS; PATENT INFRINGEMENTS

3.1.

3.1.1.	Subject to clauses 3.3 and 3.4 below, Yeda shall prosecute the Existing Patent Applications using the outside patent counsel retained by Yeda for such purpose prior to the execution of this Agreement, unless otherwise requested by the Company, in which case Yeda will appoint a replacement outside patent counsel, which patent counsel shall be subject to the Company’s consent, not to be withheld unreasonably and shall maintain at the applicable patent office the Existing Patents and any patents issuing from the Existing Patent Applications. The Company and Yeda shall consult with one another and cooperate fully with regard to the prosecution of the Existing Patent Applications and in maintenance of the Existing Patents and such patents.

3.1.2.	At the initiative of either party, the parties shall consult with one another regarding the filing of patent applications in respect of any portion of the Licensed Information and/or corresponding to the Existing Patent Applications, including the jurisdictions in which such applications should be filed, the timing of the filing of such applications and the contents thereof. Following such consultations, and subject to clause 3.3 below, Yeda shall retain outside patent counsel, which patent counsel shall be subject to the Company’s consent, not to be withheld unreasonably, to prepare, file and prosecute patent applications as aforesaid in such jurisdiction or jurisdictions as shall be determined by the parties in consultation as aforesaid. Subject to clause 3.3 below, Yeda shall also maintain at the applicable patent office any patents granted as a result of any of the above patent applications. The parties agree that their joint policy will be to seek comprehensive patent protection: (a) with respect to Existing Patent Applications; and (b) with respect to Licensed Information which the Company reasonably believes is worth protecting with Patents. The Company and Yeda shall cooperate fully in the preparation, filing, prosecution and maintenance of such patent applications and patents.

3.1.3.	If Yeda shall request from the Company in writing either to take all reasonable steps to obtain itself, or to assist Yeda to obtain (including by providing Yeda with documents and otherwise cooperating with Yeda), a Patent Extension (as defined in clause 1.1.18 above) of any Patent covering any Product in any country (“the Relevant Patent”) and the Company shall in its sole discretion elect not to take such steps but the Company shall obtain a Patent Extension for a patent of the Company's covering such Product in such country, then for the purposes of the definition of Valid Claim, the period of the Relevant Patent shall be deemed to be extended by the period of such Patent Extension of the Company's patent in such country for such Product as aforesaid. For example, if Yeda requests Company to take reasonable steps to obtain a Patent Extension with respect to an Existing Yeda Patent in the United States and Company decides not to seek such extension, but instead obtains a patent extension of 4 (four) years in the United States with respect to a patent owned by Company that covers the Product, the term of such Existing Yeda Patent will be deemed to have been extended in the United States for a period of 4 (four) years for purposes of this Agreement.

3.1.4.	The Company shall notify Yeda promptly in writing and shall provide a copy to Yeda of each marketing authorisation granted in respect of each Product in each country and, if applicable, of "Orphan Drug" or paediatric use approval granted in respect of a Product and shall keep Yeda informed and shall provide copies to Yeda of all documents regarding all applications, activities and/or proceedings regarding such Patent Extensions and/or "Orphan Drug" or paediatric use approval, as aforesaid.

3.2.	All applications to be filed in accordance with the provisions of clauses 3.1.2 and 3.1.3 above, shall be filed in the name of Yeda or, should the law of the relevant jurisdiction so require, in the name of the relevant inventors and then assigned to Yeda.

3.3.	In the event that, following such consultations between the parties regarding the filing, prosecuting and/or maintenance (as applicable) of patent applications and/or patents pursuant to clauses 3.1.1 and 3.1.2 above, the Company shall not wish to file and/or continue to prosecute a patent application and/or maintain a patent in any country, then Yeda, in its discretion, may elect to file and/or continue to prosecute such patent application and/or maintain such patent in such country at its own cost and expense. Yeda shall notify the Company in writing of Yeda’s election to file and/or continue to prosecute such patent application and/or maintain such patent in such country as aforesaid, at Yeda’s expense (such notice, “the Yeda Notice”), and, in the event that the Company shall not, within 30 (thirty) days of receipt of the Yeda Notice: (i) reimburse Yeda for all out-of-pocket costs and fees incurred by Yeda until the date of the Yeda Notice (the Yeda Notice to be supported by receipts or other appropriate documents evidencing such costs and fees) in connection with the said patent application (in the preparation and/or filing and/or prosecution and/or maintenance of such application)and/or such patent, such costs and fees to be expressed in the currency in which paid by Yeda and to be reimbursed or paid (as the case may be) by the Company to Yeda in US Dollars in accordance with the Exchange Rate of such currency on the date of reimbursement or payment; and (ii) undertake in writing to Yeda to bear all additional and future expenses relating to such patent application and/or patent; then, provided that there does not exist at such time in such country any other exclusivity protection (that is, orphan drug status or other exclusivity) in relation to the Products which remains unharmed by the fact that the Company shall not wish to file and/or continue to prosecute a patent application and/or maintain a patent in any country, Yeda shall be entitled, at any time after the expiry of the said 30 (thirty) day period after such notice, to terminate the Licence granted to the Company under this Agreement in respect of such patent application and/or patent in such country, and to take whatever action it deems fit (in its sole discretion) with respect to such patent application and/or patent in such country. Notwithstanding anything to the contrary in this clause 3.3 , Yeda shall, at the Company’s expense, maintain all Existing Patents (for clarity, which have been issued prior to the date of the signing of this Agreement) within the patent families listed in Appendix E hereto in each of the countries listed in Appendix E.

3.4.

3.4.1.	The Company shall reimburse Yeda (a) the sum of US $ 382,989.41(three hundred eighty-two thousand nine hundred eighty nine United States Dollars and fourty- one cents, constituting the aggregate unreimbursed, documented, out-ofpocket costs and fees paid by Yeda prior to January 1st, 2014 with respect to the preparation, filing and prosecution of the Existing Patents and the Existing Patent Applications plus (b) all additional unreimbursed, documented, out-of-pocket costs and fees incurred, but not as yet paid, by Yeda prior to the date of signature of this Agreement plus (c) that part of the cost related to obtaining the E&Y Opinion Letter (as defined below) to be borne by Yeda in accordance with clause 4.3.3 below (together, the “Patent Expenses”), in 6 (six) instalments as follows:

3.4.1.1.	Within thirty (30) days from the date of signature of this Agreement, the Company shall issue to Yeda an amount of ordinary shares of the Company, the amount of which shall be calculated by dividing (x) 10% (ten percent) of the Patent Expenses (but excluding any VAT payable on such amount, which shall be paid by the Company to Yeda in cash within thirty (30) days from the date of signature of this Agreement) by (y) the average closing price of the Company's shares on TASE during the 30 (thirty) trading days prior to the date of the issuance of such ordinary shares to Yeda;

3.4.1.2.	on the earlier of: (a) the date falling 12 (twelve) months after the signature of this Agreement and (b) the date upon which the Company shall receive an aggregate amount of at least $2,000,000 (two million US Dollars) from any funding source or sources, including by way of incurring debt or equity (including by way of the exercise by the holders of Company options but specifically excluding any sale by the Company of any of its shares in Intercure Ltd.) (the “Second Payment Date”), the Company shall, at its sole discretion, either: (i) pay Yeda an amount in cash equal to 23 1/3% (twenty-three and one-third percent) of the Patent Expenses; or (ii) issue to Yeda an amount of ordinary shares of the Company, the amount of which shall be calculated by dividing (x) 23 1/3% (twenty-three and one-third percent) of the Patent Expenses (but excluding any VAT payable on such amount, which shall be paid by the Company to Yeda in cash on the Second Payment Date) by (y) the average closing price of the Company's shares on TASE during the 30 (thirty) trading days prior to the date of the issuance of such ordinary shares to Yeda;

3.4.1.3.	on each of the date falling 6 (six) months after the Second Payment Date and at the end of each of the three 6 (six) month periods after such date, the Company shall pay Yeda an amount in cash equal to 16 2/3% (sixteen and two-thirds percent) of the Patent Expenses, provided that, in the event that the Company shall receive an aggregate amount of at least $5,000,000 (five million US Dollars) from any funding source or sources, including by way of incurring debt or equity (including by way of the exercise by the holders of Company options), then the Company shall promptly pay to Yeda the full unpaid amount of the Patent Expenses due to Yeda at such time in one lump-sum cash payment.

No termination of this Agreement shall release the Company from any of its obligations under this clause 3.4.1, excluding where such obligations fall due after the date of such termination, and such obligations shall survive any termination as aforesaid. Accordingly, in the event that this Agreement is terminated prior to the date for the making of any payment by the Company as set out in this Section 3.4.1 below, the Company shall not be required to make any such payment to Yeda.

3.4.2.	Without derogating from the provisions of clause 3.4.1 above, the Company shall bear and pay all documented out-ofpocket costs and fees incurred in the preparation, filing, prosecution and maintenance of the Existing PatentApplications and of all patent applications filed in accordance with the provisions of clauses 3.1.2 and 3.1.3 above (including patent applications corresponding to the Existing Patent Applications), and the maintenance at the appropriate patent office of the Existing Patents and all patents issuing from the Existing Patent Applications and all patent applications referred to above and all costs and fees incurred by the Company in undertaking any activities referred to in clause 3.1.3 above.

3.4.3.	Unless otherwise instructed by Yeda in writing, theCompany shall pay directly to Yeda’s relevant outside patent counsel amounts payable by the Company pursuant to this clause 3.4 above or clause 3.5 above.

3.5.

3.5.1.	Should either party determine that a third party is infringing one or more of the Patents or misappropriating all or some of the Licensed Information, then such party shall notify the other promptly in writing, giving full particulars of the information it has with respect to such infringement or misappropriation. The Company shall within 180 (one hundred and eighty) days of such notification (“Notification Deadline”) indicate to Yeda in writing as to whether the Company wishes to sue for such infringement or misappropriation (the Company not being obliged to sue for such infringement or misappropriation). In the event that the Company shall fail to give any indication in writing to Yeda as aforesaid, the Company shall be deemed to have decided not to sue for such infringement or misappropriation. The Company shall update Yeda from time to time during such 180 (one hundred and eighty) day period as to its plans and actions in relation to such infringement or misappropriation.

3.5.2.	In the event that the Company shall notify Yeda that it wishes to sue for such infringement or misappropriation, the Company shall, as part of such notification, advise Yeda of its proposed choice of legal counsel to represent the Company in such suit. Yeda shall, within 21 (twenty-one) days of such notification, notify the Company in writing whether it approves such proposed legal counsel (such approval not to be unreasonably withheld). In the event that Yeda shall fail to respond to the Company during such 21 (twenty-one) day period, Yeda shall be deemed to have approved such legal counsel.

3.5.3.	Yeda may elect, at its own initiative, to join as a party to such suit, or Yeda may consent (in response to a request by the Company) to being named as a party to such suit (and will consent with regard to any jurisdiction where this is required in order for suit to be brought). Yeda may elect to be represented in such suit by the Company's choice of legal counsel, or at any time during such suit and at Yeda’s expense (except as set forth in clauses 3.5.4 and 3.5.5 below), engage its own legal counsel therein.

3.5.4.	Any consent by Yeda to being named as a party to such suit at the request of the Company may be conditional upon the provision by the Company of security, satisfactory to Yeda (in its reasonable discretion), for the payment of any expenses or costs or other liabilities incurred in connection with such suit (including the fees and costs of Yeda’s legal counsel, if Yeda shall be required to engage its own outside legal counsel due to the Company’s legal counsel having declined to represent Yeda, as well as attorneys’ fees, costs or other sums awarded to the counterparty in such suit) (such expenses or costs “Litigation Expenses”).

3.5.5.	All Litigation Expenses in connection with any such suit in which Yeda had approved or shall be deemed to have approved the Company's choice of legal counsel in accordance with clause 3.5.2 above shall be borne by the Company, however, in any case Yeda has engaged its own legal counsel, Yeda shall bear the fees and costs of such legal counsel, unless such engagement shall be due to the Company’s legal counsel having declined to represent Yeda, in which case the Litigation Expenses shall be borne by the Company.

3.5.6.	In the event that the Company: (a) shall not have notified Yeda of the Company's intention to commence suit by the Notification Deadline; or (b) shall not have commenced such suit within 120 (one hundred and twenty) days thereafter and shall not have entered into negotiations with the infringer regarding a potential settlement, then Yeda shall have the right (but not the obligation) to commence suit for such infringement or misappropriation.

3.6.

3.6.1.	Should the Company discover any allegation by a third party that, or be sued on the grounds that, the manufacture, use or sale of a Product by it or by a Sublicensee or by a Subcontractor under any of the Patents infringes upon the patent rights of a third party, then the Company shall notify Yeda promptly in writing, giving particulars thereof, and the Company shall be entitled to defend such suit, subject to clause 3.6.2 below.

3.6.2.	If a suit as referred to in clause 3.6.1 above includes (or it is reasonable to assume that it will include) a Patent Challenge (as hereinafter defined), then the following provisions shall apply:

3.6.2.1.	the Company shall, as part of such notification, advise Yeda of its proposed choice of legal counsel to represent the Company in such suit. Yeda shall, within 21 (twentyone) days of such notification, notify the Company in writing whether it approves such proposed legal counsel (such approval not to be unreasonably withheld). In the event that Yeda shall fail to respond to the Company during such 21 (twenty-one) day period, Yeda shall be deemed to have approved such legal counsel;

3.6.2.2.	Yeda may elect, at its own initiative, to join as a party to such suit;

3.6.2.3.	Yeda may elect to be represented in such suit by the Company's choice of legal counsel, or at any time during such suit and, subject to the provisions set out in clause 3.6.5 above, at Yeda’s expense, engage its own legal counsel therein; and

3.6.2.4.	the provisions of clause 3.5.5 above shall apply, mutatis mutandis.

3.7.	With regard to any action or proceeding to which the Company is a party as referred to in clauses 3.5 and 3.6 above (“Company Litigation”):

3.7.1.	Subject to the Company's compliance with its obligation to bear Litigation Expenses as aforesaid, Yeda shall cooperate and shall use its reasonable efforts to cause the Scientist to cooperate with the Company in prosecuting or defending such Company Litigation, as relevant.

3.7.2.	No settlement, consent order, consent judgment or other voluntary final disposition of any Company Litigation that would adversely affect the validity or enforceability of any Patents, would change the terms of this Agreement or would admit fault or wrongdoing by, or impose liability on, Yeda or the Institute may be entered into without the prior written consent of Yeda.

3.7.3.	Any recovery in any Company Litigation shall first be applied to cover costs and thereafter divided 80% (eighty percent) to the Company and 20% (twenty percent) to Yeda.

3.7.4.	The Company shall promptly keep Yeda informed and provide copies to Yeda of all documents regarding all Company Litigation instituted by or against the Company.

3.8.	The provisions of clauses 3.5 and 3.6 above notwithstanding, if any proceeding of any nature instituted by a third party (excluding as part of a counterclaim by such third party in a suit filed by the Company) alleging the invalidity of any of the Patents (including interference proceedings with respect to any patent application) or challenging the scope or enforceability of any Valid Claim within the Patents is brought before any authority (any such matter a “Patent Challenge”), then the Company shall promptly notify Yeda in writing and Yeda shall have the right (but not the obligation), upon written notice to the Company within thirty (30) days after Yeda receives notice of the commencement of such action, to take over the sole defence of such Patent Challenge at its sole expense.

3.9.	If Yeda shall take over the sole defence of a Patent Challenge as aforesaid, or shall commence suit for infringement and misappropriation in accordance with clause 3.5.6 above (“Yeda Litigation”), then the following provisions shall apply:

3.9.1.	Yeda shall notify the Company of such and, as part of such notification, shall advise the Company of its proposed choice of legal counsel to represent Yeda in such Yeda Litigation. The Company shall, within 21 (twenty-one) days of such notification, notify Yeda in writing whether it approves such proposed legal counsel (such approval not to be unreasonably withheld). In the event that the Company shall fail to respond to Yeda during such 21 (twenty-one) day period, the Company shall be deemed to have approved such legal counsel.

3.9.2.	The Company may elect, at its own initiative, to join as a party to such suit, or the Company may consent (in response to a request by Yeda) to being named as a party to such suit (and will consent with regard to any jurisdiction where this is required in order for suit to be brought). The Company may elect to be represented in such suit by Yeda's choice of legal counsel, or at any time during such suit and at the Company’s expense (except as set forth in clause 3.9.4) , engage its own legal counsel therein. In the event that the Company shall elect to join such suit (as distinct from consenting to be named as party), then all costs and expenses of the Company in connection with such suit shall be borne by the Company.

3.9.3.	Any consent by the Company to being named as a party to such suit, at the request of Yeda, may be conditional upon the provision by Yeda of security, satisfactory to the Company (in its reasonable discretion), for the payment of any expenses or costs or other liabilities incurred by the Company in connection with such suit (including attorneys’ fees, costs or other sums awarded to the counterparty in such suit) (such expenses or costs, “Yeda Litigation Expenses”).

3.9.4.	All Yeda Litigation Expenses in connection with any suit as referred to in this clause 3.9 above where the Company does not elect to join such suit, but consents to Yeda’s request to join such suit shall be borne by Yeda, which shall indemnify the Company against any such expenses or costs or other liabilities; provided, however, that if the Company shall have approved or shall have been deemed to have approved Yeda's choice of legal counsel in accordance with clause 3.9.1 above but shall have engaged its own legal counsel, the Company shall bear the fees and costs of such legal counsel, unless such engagement shall be due to Yeda’s legal counsel having declined to represent the Company, in which case such Yeda Litigation Expenses shall be borne by Yeda.

3.9.5.	Subject to Yeda's compliance with its obligation to bear Yeda Litigation Expenses in the circumstances referred to in clause 3.9.4 as aforesaid, the Company shall cooperate with Yeda in prosecuting such Yeda Litigation.

3.9.6.	No settlement, consent order, consent judgment or other voluntary final disposition of any Yeda Litigation that would adversely affect the validity or enforceability of any Patents, would change the terms of this Agreement or that would admit fault or wrongdoing by, or impose liability on, the Company may be entered into without the prior written consent of the Company, which consent will not be unreasonably withheld.

3.9.7.	Any recovery in any Yeda Litigation shall first be applied to cover the costs of Yeda and the Company pro rata and the remainder shall be for the account of Yeda only.

3.9.8.	Yeda shall promptly keep the Company informed and provide copies to the Company of all documents regarding all Yeda Litigation instituted by Yeda.

4.	LICENCE

4.1.	Yeda hereby grants the Licence to the Company, and the Company hereby accepts the Licence from Yeda for the consideration and subject to the terms and conditions set out in this Agreement. For the avoidance of doubt, no licence is granted hereunder with regard to: (i) any patents or patent applications or other intellectual property (owned now or in the future by Yeda or the Institute), other than the Patents and the Licensed Information; or (ii) any products, other than the Products.

4.2.	The Company hereby confirms that it has been informed by Yeda, that:

4.2.1.	Teva and Yeda were parties to a research and licence agreement dated June 21, 2001, pursuant to which Teva received from Yeda a licence in respect of the Existing Yeda Patents and the Yeda Know-How; and

4.2.2.	the Teva R&L Agreement was terminated pursuant to an agreement dated August 9, 2009 (the “Termination Date”) and the Assigned Know-How which was developed by Teva, was assigned by Teva to Yeda pursuant to the Teva R&L Agreement and the Teva Termination Agreement.

4.3.	The Company hereby confirms that it has been informed further by Yeda, that:

4.3.1.	a certain part of the Licensed Information was developed with, and is subject to the terms of, the grants listed in Appendix F hereto (“Grants”) under the Encouragement of Industrial Research and Development Law, 1984 (“the R&D Law”) (“the Sponsored Licensed Information”);

4.3.2.	all obligations of Teva in respect of the Sponsored Licensed Information were assigned to Yeda pursuant to an undertaking to the Office of the Chief Scientist in the Israeli Ministry of Industry, Trade and Labour (“the OCS”); and

4.3.3.	Ernst & Young has issued an opinion letter stating that, to their knowledge, there does not exist as of the date of the signing of this Agreement, any unpaid debt owed to the OCS (the “E&Y Opinion Letter”). The cost of such E&Y Opinion Letter shall be borne by the Company and Yeda (subject to clause 3.4.1 above), in equal parts, provided that Yeda’s share of such cost shall not exceed NIS 5,000 (five thousand New Israel Sheqels).

4.4.	The Company represents that it has read and is fully aware of all of the agreements relating to the Grants which have been provided by Yeda to the Company, as well as all rules, regulations and other documents relating to the Grants, including the R&D Law and all regulations thereunder, the conditions of the Grants to the extent provided by Yeda to the Company and agrees to comply with all the aforegoing to the extent applicable to the Company.

4.5.	Subject to clause 4.6 below, the Company undertakes to Yeda (for the avoidance of doubt, such undertaking being assignable by Yeda to the OCS) to pay to Yeda (in addition to the payment of royalties to Yeda under clause 6 below), all amounts payable by Yeda to the OCS in accordance with the terms of the Grants, the intention being that the Company only (and not Yeda) shall bear full liability for payment of all amounts to the OCS under the Grants. Without limiting the generality of the aforegoing, the Company shall make all such payments at least 14 (fourteen) days prior to the due date for payment thereof under the terms of the Grants. Yeda undertakes to transfer all such payments to the OCS, upon receipt thereof from the Company.

4.6.	The Company and Yeda jointly undertake to use their best efforts to obtain the consent of the OCS to the terms of the Licence hereunder, including the terms of clause 4.5 above whereby all amounts payable to the OCS in accordance with the terms of the Grants shall be transferred to the OCS by Yeda, rather than by the Company directly (such terms, “the Yeda Payment Mechanism”). Any expenses involved in obtaining such consent from the OCS shall be borne by the Company. In the event that the Company and Yeda shall fail to obtain the OCS's consent to the Yeda Payment Mechanism within 12 (twelve) months of the date of signature of this Agreement despite their best efforts to do so, then the parties will, without effect on the commercial terms of this Agreement, negotiate in good faith to determine an alternative payment mechanism in respect of the OCS.

4.7.	Yeda hereby confirms to the Company that Yeda has not, during the period beginning with the Termination Date (as defined in clause 4.2.2 above) until the date hereof, granted any license in respect of the Licensed Information to any party.

4.8.	A Sublicence under the Licence may be granted by the Company or a Sublicensee (but not by a Further Sublicensee), without the requirement to obtain the prior written consent of Yeda, provided that:

4.8.1.	the Sublicence is granted in a bona fide arm’s length commercial transaction, for monetary consideration and/or consideration readily measurable in cash (which may include, among other things, equity, material, equipment and/or services) only. For clarity, the grant to Company of a crosslicense to intellectual property rights owned by a third party shall not be deemed “readily measurable in cash” consideration and the grant of a Sublicense in consideration for such a crosslicense shall be subject to Yeda’s prior written consent;

4.8.2.	advanced drafts of the proposed Sublicence, and of any other agreements entered into between the proposed Sublicensee and the Company entered into contemporaneously with such Sublicence (including investment, shareholder and other ancillary agreements) are submitted to Yeda's review at least ten (10) business days prior to the signature of the proposed Sublicence;

4.8.3.	the Sublicence is made by written agreement, the provisions of which are consistent with the terms of the Licence and contain, inter alia, the following terms and conditions:

4.8.3.1.	the Sublicence shall expire automatically on the termination of the Licence for any reason, provided, however, that, for: (i) not more than two exclusive Sublicensees of the Company (but, for the avoidance of doubt, not a Further Sublicensee), each of which has been granted rights under the License in respect of distinct and defined territories; or (ii) only one Sublicensee of the Company (but, for the avoidance of doubt, not a Further Sublicensee), upon termination of the Sublicence agreement between the Company and each such Sublicensee (as applicable) due to termination of this Agreement by Yeda, if (a) the Sublicence was granted in conformance with the terms of this Agreement; (b) such Sublicensee is not then in breach of the Sublicence agreement such that the Company would have the right to terminate such Sublicence agreement; (c) the Company has paid to Yeda all consideration owing to Yeda as consideration in respect of such Sublicence agreement; and (d) the Company has confirmed to Yeda, in writing, that the License has been terminated and that Company has no further rights under the Licence and no claims in respect of the termination thereof, then Yeda shall be obligated, at the written request of such Sublicensee received by Yeda within 90 (ninety) days of the termination coming into effect, to enter into a licence directly with such Sublicensee, mutatis mutandis, on the same terms and conditions as set forth herein, except that the scope of the licence granted directly by Yeda to such Sublicensee shall be co-extensive with the scope of such licence granted by the Company to such Sublicensee. The Sublicense may state that the Sublicensee shall be deemed a third party beneficiary for purposes of the Sublicensee’s rights to enter into a direct license with Yeda as set forth in this clause;

4.8.3.2.	the Sublicensee shall be bound by provisions substantially similar to those in clause 7 below relating to confidentiality binding the Company (the obligations of the Sublicensee so arising being addressed also to Yeda directly);

4.8.3.3.	an exclusion of liability and indemnification undertaking in the same form, mutatis mutandis, as the provisions of clause 10 below in favour of, and actionable by Yeda, the Institute, any director, officer or employee of Yeda or of the Institute, or by the Inventors as third party beneficiaries;

4.8.3.4.	all terms necessary to enable performance by the Company of its obligations hereunder;

4.8.3.5.	if a Sublicence agreement granted by the Company allows for the further Sublicence by the Sublicensee, the Sublicence agreement shall stipulate that: (i) any such Further Sublicensee may not grant any further Sublicences; and (ii) any Sublicence agreement made between such Sublicensee and such Further Sublicensee must be in accordance with the terms set out in this clause 4.8, mutatis mutandis;

4.8.3.6.	that: (i) a copy of the agreement granting the Sublicence shall be made available to Yeda within 30 (thirty) days following its execution; (ii) the Company shall submit to Yeda copies of all amendments (where applicable, as approved by Yeda), within 30 (thirty) days of execution thereof. For clarity, the full un-redacted versions of Sublicence agreements will be made available to the certified public accountant appointed by Yeda in the case of an audit performed in accordance with clause 6.4 below; and

4.8.3.7.	that the Sublicensee shall grant the Company the right, at reasonable times and upon reasonable notice to the Sublicensee, at least once per year, to send an independent auditor and other experts, if applicable, appointed by the Company, in order to examine those books of accounts, records and other documentation of the Sublicensee as may be necessary in order to determine the correctness or completeness of any payment made by the Company to Yeda under this Agreement; the Company shall send such an auditor and other experts, if applicable, to perform such an audit at the request and, subject to clause 6.5 below, expense of Yeda and shall provide to Yeda a copy of such auditor’s report;

and

4.8.4.	any act or omission by the Sublicensee which would have constituted a breach of this Agreement by the Company that would entitle Yeda to terminate this Agreement had it been the act or omission of the Company, shall constitute a breach of the Sublicence agreement with the Company entitling the Company to terminate the Sublicence. The Company hereby undertakes to inform Yeda forthwith upon receipt of knowledge by the Company of such breach. The Company and Yeda will discuss in good faith possible courses of action, including, if necessary, terminating such Sublicence agreement in accordance with the terms thereof if the breach is not cured within sixty (60) days of notice thereof. If such breach is not cured within such period and Yeda requests the Company to terminate such Sublicence agreement, the Company will do so. For clarity, if the Company complies with the terms of this clause 4.8.4 , Yeda will not have the right to terminate this Agreement on account of such breach by such Sublicensee.

4.9.	Sublicences under the Licence may be granted by the Company or a Sublicensee to subcontractors (which may be Affiliated Entities) solely to perform research, development, clinical trials’ development, or to manufacture Products on behalf and for the benefit of the Company or a Sublicensee, as applicable, without the requirement to obtain Yeda’s consent (such sublicences fulfilling all of the conditions set out in this clause 4.9 , “Subcontractor Agreements”), subject to the following:

4.9.1.	such subcontractor agreement shall expire automatically on the termination of the Licence for any reason;

4.9.2.	the subcontractor shall be bound by customary confidentiality obligations;

4.9.3.	if the subcontractor is not an Affiliated Entity, the proposed subcontractor agreement is made by written agreement, the provisions of which are consistent with the terms of this Agreement;

4.9.4.	that any act or omission by a subcontractor which would have constituted a breach of this Agreement by the Company, had it been the act or omission of the Company, shall constitute a breach of this Agreement by the Company;

4.9.5.	any subcontractor agreement which purports to grant any licensing rights to any Licensed Information hereunder to any such subcontractor shall require the prior written consent of Yeda; and

4.9.6.	such subcontractor is not granted any right under the Licence or any of the Licensed Information other than the right to perform the work requested by the Company or the Sublicensee, as applicable, as subcontractor for the Company or the Sublicensee and, in particular, such subcontractor does not and shall not have any rights in respect of the Products or the Licensed Information, other than such rights of use as are required for it to fulfil its obligations pursuant to such subcontractor agreement.

4.10.	For the avoidance of doubt, the Company shall not be entitled to grant, directly or indirectly, to any person or entity any right of whatsoever nature to exploit or use in any way the Licensed Information or the Patents or any part of any of the aforegoing, save as set forth in this clause 4 above and subject to the conditions of this clause 4 relating to any such grant.

4.11.	Nothing contained in this Agreement shall be deemed to be a representation or warranty, express or implied, by Yeda: (i) that the Existing Patent Applications or any of them or any patent applications relating to the Licensed Information or any portion thereof will be granted; (ii) that the Existing Patents or any patents obtained on any of the said patent applications are or will be valid or will afford proper protection; (iii) that any of the Inventions or any other portion of the Licensed Information is or will be commercially exploitable or of any other value; or (iv) that the exploitation of the Patents, the Inventions or the Licensed Information will not infringe the rights of any third party.

4.12.	For the avoidance of doubt, nothing contained in this Agreement shall prevent Yeda or the Institute or the Scientist from using the Licensed Information and the Patents solely for academic research or other scholarly purposes.

5.	DEVELOPMENT AND COMMERCIALIZATION

5.1.	The Company will be entitled, from time to time, to make such adjustments to the Development Program as the Company believes, in its good faith judgment, are needed in order to maximize the value of the Products and improve the Company’s ability to meet the Development Milestones (as defined below).

5.2.	The Company undertakes, at its own expense, to use Commercially Reasonable Efforts to develop and commercialise Products.

5.3.	The Company shall provide Yeda, within 30 (thirty) days following: (a) June 30 and December 31 of each of the first 3 (three) calendar years following the date of signature of this Agreement; and (b) the end of each calendar year thereafter during the term of this Agreement, with written progress reports (“Progress Reports”) summarizing the Company’s, its Affiliated Entities’, its Subcontractors’ and its Sublicensees’ efforts during the prior 6 (six) months or year, as applicable, to develop and commercialize Products. Together with each Progress Report, the Company shall provide Yeda with a copy of the then current Development Program.

In the framework of the Progress Reports, the Company shall notify Yeda in writing of the making of the First Commercial Sale of a Product in each country, specifying its date, the country in which such sale took place and the type of Product sold.

5.4.	For the avoidance of doubt, without derogating from the remaining provisions of this clause 5 or of clause 11.3 below, nothing contained in this Agreement shall be construed as a warranty by the Company that any Development Program to be carried out by it as aforesaid will actually achieve its aims and the Company makes no warranties whatsoever as to any results to be achieved in consequence of the carrying out of any such Development Program.

5.5.	The Company agrees to consider in good faith requests by Yeda and/or the Institute for the supply to the Institute, for academic research purposes only under appropriate material transfer agreements of Products developed and/or manufactured and/or produced under this Agreement at the cost to produce such Products. Yeda recognizes that there may be various reasons (including control of proprietary material and regulatory concerns) that could cause the Company not to grant such a request.

5.6.	The Company shall mark, and cause all Sublicensees and Subcontractors (if applicable) to mark, all Products that are manufactured or sold under this Agreement with the number or numbers of each Patent applicable to such Product.

5.7.	Without derogating from the Company’s other obligations under this clause 5, the Company undertakes to achieve all of the following milestones by the respective dates set out below (together, “the Development Milestones”):

5.7.1.	within 18 (eighteen) months from the date of signature of this Agreement, to have completed and delivered to Yeda a full protocol for Phase II clinical trials in respect of a Product;

5.7.2.	within 25.5 (twenty-five and a half ) months from the date of signature of this Agreement, to have received investments from any funding source or sources, including (i) by way of incurring debt or equity (including by way of the exercise by the holders of Company options), (ii) any sale by the Company of any of its shares in Intercure Ltd., and (iii) including by funding of third party collaborators or joint venture partners (including by any Sublicensee), such funding designated for the purpose of funding the development of the Product; all in the aggregate of at least US $5,000,000 (five million United States dollars); and

5.7.3.	within 30 (thirty) months from the date of signature of this Agreement, to have commenced Phase II clinical trials in respect of a Product (the "Third Milestone").

5.8.	Delays in Meeting the Development Milestone

5.8.1.	The parties acknowledge and agree that timely achievement of the milestones set forth above is subject to considerable uncertainty, given the novelty of the Licensed Information, territorial or legal restrictions on the use of therapeutics and diagnostics, the regulatory climate and approval process, and pricing or other government restrictions on certain therapeutics and diagnostics and the foregoing acknowledgement shall be taken into account in the parties’ obligations to proceed reasonably under this clause 5 and generally under this Agreement.

5.8.2.	Without derogating from clause 5.3 above and clause 11.3 below, the Company shall, promptly upon becoming aware of any delay in the achievement of any Development Milestone, deliver to Yeda a written detailed report regarding such delay and the reasons therefor.

5.8.3.	The Company will be entitled, from time to time, to extend the time periods for the achievement of such Development Milestone to account for unexpected delays caused by factors not within the Company’s reasonable control, such as scientific or technical difficulties, the lack of availability of materials, clinical trial results, delays caused by acts of clinical study centres and regulatory delays; provided that, if any such delay is longer than 3 (three) months or the aggregate of all such delays is longer than 12 (twelve) months, and Yeda determines, in its good faith judgment, that any such delay or delays could reasonably have been avoided by the Company, it may notify the Company in writing of such determination. If Yeda so notifies the Company, officers of the Company and Yeda will meet within 10 (ten) days of the Company’s receipt of such notice to discuss, in good faith, and attempt to agree on a course of action.

5.8.4.	If, within 45 (forty-five) days after the receipt of such notice by the Company, the parties fail to agree on reasonable adjusted and updated milestones or on a reasonable course of action, then each party may seek any legal action available to it under law or contract in connection with the above, all without derogating from clause 11.3 below.

5.8.5.	For the avoidance of doubt, save in the circumstances set out in clause 5.8.3 above, the Company shall not be entitled to any extension of the times for achieving any Development Milestone.

6.	CONSIDERATION

6.1.	Royalties. In consideration for the grant of the Licence, the Company shall pay Yeda royalties, as follows:

6.1.1.	Royalties on Company Net Sales. With respect to any calendar year:

6.1.1.1.	a royalty of 2% (two percent) of Net Sales by or on behalf of the Company up to aggregate Net Sales of US $500,000,000 (five hundred million United States Dollars) during such calendar year);

6.1.1.2.	a royalty of 2.5% (two point five percent) of aggregate Net Sales by or on behalf of the Company in excess of US $500,000,000 (five hundred million United States Dollars) and up to US $1,000,000,000 (one billion United States Dollars) during such calendar year); and

6.1.1.3.	a royalty of 3% (three percent) of aggregate Net Sales by or on behalf of the Company in excess of US $1,000,000,000 (one billion United States Dollars) during such calendar year);

6.1.2.	Royalties on Sublicensee Net Sales. (a) With respect to the sales of any Sublicensee of the Company (but not a Further Sublicensee): A royalty being the higher of: (i) 20% (twenty percent) of the aggregate amount received by the Company from each Sublicensee constituting royalties based on such sales of Products by such Sublicensee; and (ii) 2% (two percent) of such Net Sales of such Sublicensee; and (b) with respect to the sales of any Further Sublicensee: A royalty being the lower of: (x) the higher of (i) 20% (twenty percent) of the aggregate amount received by the Company from such Further Sublicensee constituting royalties based on such sales of Products by such Further Sublicensee; and (ii) 2% (two percent) of such Net Sales of such Further Sublicensee; and (y) 3.5% (three and a half percent) of such Net Sales of such Further Sublicensee.

6.1.3.	Royalty Set-Off. Notwithstanding the above, in the event that with respect to Net Sales of any Product in any country in any calendar year or part thereof (“Relevant Calendar Year”), the Company or a Sublicensee (for the purpose of this Clause 6.1.3 and solely in relation to off-setting any Captisol Country Payment, reference to "Sublicensee" shall not include Further Sublicensees) is required to pay royalties or other payments to one or more third parties under a licence agreement(s), entered into after arm’s length negotiations, for the licence of rights under a patent or patent application the claims of which the Company or such Sublicensee reasonably believes cover the making, using or selling of such Product in such country (including any Captisol Country Payment), then the Company shall be entitled to off-set an amount equal to thirty-three percent (33%) of the amounts actually paid under such agreements with respect to such Net Sales in such country against royalties due under clauses 6.1.1 and 6.1.2(ii) (if clause 6.1.2(a)(ii) or 6.1.2(b)(ii), rather than clause 6.1.2(a)(i) or 6.1.2(b)(i), shall apply with respect to such Sublicensee in the Relevant Calendar Year); provided that in no event shall the aggregate amounts of royalties payable by the Company to Yeda in respect of Net Sales of such Product in such country in the Relevant Calendar Year be reduced by more than 25% (twenty-five percent) of the royalties payable by the Company to Yeda in respect of such Net Sales of such Product in such country in the Relevant Calendar Year, before taking into account the aforesaid deduction. For the avoidance of doubt, in no event shall any amount paid by Company or Sublicensee as aforesaid be taken into account pursuant to this clause 6.1.3 more than once.

For the purposes of this clause 6.1.3 , “Captisol Country Payment” shall mean, with respect to Net Sales of any Product in any country in any Relevant Calendar Year: (i) the total amount of royalties or other payments in such Relevant Calendar Year to one or more third parties under a licence agreement(s), entered into after arm’s length negotiations, for the licence of rights (whether under patent rights or other intellectual property rights) to make use of Captisol as part of such Product worldwide; multiplied by a ratio resulting from (ii) an amount equal to the Net Sales of such Product in such country in such Relevant Calendar Year divided by the aggregate Net Sales of such Product in such Relevant Calendar Year worldwide.

In the event that the price of a Product for the purposes of determining Net Sales shall be adjusted in accordance with clause 1.2.12(d) above by reducing therefrom the contribution of an Other Active Ingredient to such Product, then any royalties and any other payments payable under a licence for such Other Active Ingredient shall not be the subject of the royalty reductions set out in this clause 6.1.3.

6.1.4.	Generic Products. Notwithstanding the above, in the event that in any country in the Relevant Calendar Year there shall in the calendar year immediately prior to the Relevant Calendar Year have been sold a Generic Product by one or more persons or entities (not being the Company, a Sublicensee or any Affiliated Entity of either of the aforegoing) and the aggregate sales of such Generic Product in such country during such previous calendar year accounted for more than 20% (twenty) percent of the units of Products sold in such country then each of the royalty rates referred to in clauses 6.1.1, 6.1.2(a)(ii) or 6.1.2(b)(ii) above shall be reduced by 50% (fifty percent) in respect of Net Sales of the Product in such country for the Relevant Calendar Year.

“Generic Product” shall mean, with respect to any Product sold by the Company, Sublicensees or their Affiliated Entities, a product sold in the same country as such Product and meeting all of the following conditions:

(a)	such product has the same active ingredients as such Product;

(b)	if there are Patents or other exclusivity rights that the Company has the right to enforce covering the Product in such country that are being infringed by sales of such product, the Company brought suit to enforce such rights in respect of such product; and

(c)	neither the Company nor any Sublicensees of the Company or any Affiliated Entity of either of the aforegoing was involved in the approval or commercialisation of such product;

6.1.5.	Sublicensing Receipts. In respect of Sublicensing Receipts received in connection with any Sublicense, royalties of: (a) 20% (twenty percent) - in the event that such Sublicense is granted by the Company or a Sublicensee prior to and including the date on which the Company has reached the Third Milestone (as defined in clause 5.7.3 above); or (b) 15% (fifteen percent) - in the event that such Sublicense is granted by the Company or a Sublicensee after the Company has reached the Third Milestone (as defined in clause 5.7.3 above).

Royalties under this clause 6.1 will be payable on a Product-by-Product, country-by-country basis, for a period commencing on the date of signature of this Agreement and ending on the later of: (a) the date on which such Product ceases to be covered by a Valid Claim or other exclusivity in the country in which such Product is sold; and (b) the date of expiry of a period of 11 (eleven) years commencing on the date of First Commercial Sale by the Company or a Sublicensee of such Product in such country.

6.2.	Milestone Payments. In addition, the Company shall pay Yeda each of the following payments with respect to each of the following payment milestones (“Payment Milestones”):

6.2.1	US $200,000 (two hundred thousand United States Dollars), within 6 (six) months of the commencement by the Company, any Sublicensee or any Affiliated Entity of the aforegoing or any Subcontractor on behalf of Company or a Sublicensee, of a United States FDA Phase III clinical trial or equivalent in any other country with respect to the first Product;

6.2.2	US $1,000,000 (one million United States Dollars), within 30 (thirty) days of the first FDA approval to market the first Product in the United States of America; and

6.2.3	(i) US $250,000 (two hundred fifty United States Dollars), within 30 (thirty) days of receipt of EMA approval to market the first Product in each of the following 5 (five) countries: Italy, Spain, Germany, United Kingdom, France (up to a maximum of 3 (three) such countries, that is a maximum payment of US $750,000 (seven hundred and fifty United States Dollars)); and (ii) US $250,000 (two hundred fifty United States Dollars), within 30 (thirty) days of receipt of CFDA approval to market the first Product in China.

For the purpose of this Section 6.2, "approval to market" shall also mean the approval of any relevant pricing/reimbursement entity (including any insurance company), if applicable in such jurisdiction. In the event that the Company shall receive Sublicensing Receipts due to the achievement of any of the above Payment Milestones (in respect of which Payment Milestone the Company has made the payment due to Yeda) then, for the purposes of calculating the amount due to Yeda in respect of such Sublicensing Receipts, the amount of such Sublicensing Receipts shall be reduced by the amount paid in respect of such Payment Milestone. The Company shall notify Yeda in writing promptly upon achievement of any of the Payment Milestones set out above.

For the avoidance of doubt, the Company undertakes that all sales (within the meaning of such term in clause 1.2.4 above) of Products by the Company shall be for cash or other consideration clearly measurable in cash only and shall procure that Sublicensees undertake that all sales (within the meaning of such term in clause 1.2.4 above) of Products by Sublicensees shall be for cash or other consideration clearly measurable in cash only.

6.3.	In calculating Net Sales, Sublicensing Receipts and amounts received by the Company from Sublicensees by way of royalties, all amounts shall be expressed in US Dollars and any amount received or invoiced in a currency other than US Dollars shall be translated into US Dollars, for the purposes of calculation, in accordance with the Exchange Rate between the US Dollar and such currency on the date of such receipt or invoice, as the case may be. For the avoidance of doubt, in calculating amounts received or invoiced by the Company or any Sublicensee, whether by way of Net Sales, Sublicensing Receipts or royalties from Sublicensees, any amount deducted or withheld in connection with any such payment on account of taxes on net income (including income taxes, capital gains tax, taxes on profits or taxes of a similar nature) payable by the Company or such Sublicensee in any jurisdiction, shall be deemed, notwithstanding such deduction or withholding, to have been received by the Company or such Sublicensee.

6.4.

6.4.1.	Amounts payable to Yeda in terms of this clause 6 shall be paid to Yeda in US Dollars: (i) in the case of Net Sales and royalties from Sublicensees, on a quarterly basis and no later than 45 (forty-five) days after the end of each calendar quarter, commencing with the first calendar quarter in which any Net Sales are made or royalties are received from Sublicensees by the Company; or (ii) in the case of Sublicensing Receipts, no later than 21 (twenty-one) days after any such Sublicensing Receipts are received by the Company from any Sublicensees.

6.4.2.	The Company shall submit to Yeda no later than 45 (fortyfive) days after the end of each calendar quarter, commencing with the first calendar quarter in which any Net Sales are made or royalties from Sublicensees and Sublicensing Receipts are received by the Company, a report certified as being correct by a senior member of the Company’s finance department (or of the division of the Company that is responsible for Products), setting out all amounts owing to Yeda in respect of such previous calendar quarter to which the report refers, and with full details of:

6.4.2.1.	(i)	the sales made by the Company and Sublicensees including a breakdown of Net Sales according to country, identity of seller, currency of sales, number and type of Products sold;

(ii)	the Sublicensing Receipts, including a breakdown of Sublicensing Receipts according to identity of Sublicensees, the currency of the payment and date of receipt thereof;

(iii)	the royalties received by the Company from Sublicensees based on Net Sales by Sublicensees, including a breakdown of such royalties according to identity of Sublicensees, country, currency and amounts of sales in respect of which such royalties were received, the currency of the royalty payments and date of receipt thereof; and

(iv)	deductions applicable, as provided in the definition of “Net Sales”;

and

6.4.2.2.	any other matter reasonably necessary to enable the determination of the amounts of payments due in respect of Payment Milestones payable hereunder.

6.5.	The Company shall keep, and shall cause Sublicensees to undertake to keep complete, accurate and correct books of account and records consistent with sound business and accounting principles and practices and in such form and in such details as to enable the determination of the amounts due to Yeda in terms hereof. The Company shall retain, and shall cause Sublicensees to undertake to retain the aforegoing books of account for 5 (five) years after the end of the relevant calendar quarter for which a report was provided under this clause 6.5 above.

6.6.	Yeda shall be entitled to appoint representatives to inspect during normal business hours and subject to prior notice, the Company’s books of account, records and other documentation (including technical data and lab books) to the extent relevant and necessary for the ascertainment or verification of the amounts due to Yeda under this clause 6, provided however that Yeda may only exercise such right once per calendar year (unless due to findings of such inspection, follow-up inspections are required by Yeda) and shall coordinate such inspection with the Company in advance including providing the Company with a list in advance of those representatives of Yeda who shall make such inspection or have access to the inspection results (“the List of Representatives”). Any such representatives shall be required to sign a confidentiality and non-use agreement in customary form reasonably acceptable to the Company, prior to performing any such audit. Such representatives may disclose to Yeda only information with respect to the accuracy of reports and payments delivered under this Agreement and shall disclose any further information only to a person appearing on the List of Representatives, except that in the case of a breach of this Agreement by the Company, such representatives may disclose to Yeda any information specifically relating to the parties’ rights and obligations under this Agreement. The Company shall take reasonable steps so that all such books of account, records and other documentation of the Company are available for inspection as aforesaid at a single location, if possible. The Company shall, at the request of Yeda in accordance with clause 4.8.3.7 above, appoint an auditor and other experts, if applicable, to inspect all books of account, records and other documentation of any Sublicensees. Yeda will bear the costs of such audit or inspection, provided that in the event that any such audit or inspection of the Company and/or Sublicensees as aforesaid reveals any underpayment by the Company to Yeda in respect of any year of this Agreement in an amount exceeding 5% (five percent) of the amount actually paid by the Company to Yeda in respect of such year then the Company shall (in addition to paying Yeda the shortfall together with interest thereon in accordance with clause 11.6 below), reimburse Yeda for Yeda’s reasonable out-of-pocket costs of such inspection. In the event of an overpayment by the Company in respect of any year of this Agreement, such overpayment may be set-off against subsequent amounts payable by the Company to Yeda.

7.	CONFIDENTIALITY

7.1.	“Yeda Confidential Information” means information or data relating to the Patents or the Licensed Information disclosed by Yeda to the Company, except that Yeda Confidential Information shall not include information that: (i) was known to the Company at the time it was disclosed, other than by previous disclosure under a confidentiality agreement by or on behalf of Yeda; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to the Company by a third party who is not subject to obligations of confidentiality to Yeda with respect to such information; or (iv) is independently developed by the Company without the use of or reference to Yeda Confidential Information, as demonstrated by documentary evidence.

The Company shall maintain in confidence all Yeda Confidential Information, as well as, subject to clause 7.6 below, this Agreement and the terms hereof, except with regard to that portion, if any, of the Yeda Confidential Information expressly released by Yeda from this obligation of confidentiality by notice in writing to the Company to such effect. Notwithstanding the foregoing, the Company may disclose to its personnel and consultants and to Affiliated Entities, potential or actual Sublicensees and/or Subcontractors the Yeda Confidential Information to the extent necessary or useful for the exercise by it of its rights hereunder or in the fulfilment of its obligations hereunder, provided that such personnel, consultants, Sublicensees, Affiliated Entities and Subcontractors are bound by similar undertakings of confidentiality in writing. The Company shall be responsible and liable to Yeda for any breach by its personnel, consultants, Sublicensees, Affiliated Entities and Subcontractors of such undertakings of confidentiality as if such breach were a breach by the Company itself.

7.2.	In addition to and without derogating from the aforegoing, the Company undertakes not to make mention of the names of Yeda, the Inventors, the Institute or any scientists or other employees of the Institute or any employee of Yeda in any manner or for any purpose whatsoever in relation to this Agreement, its subject-matter and any matter arising from this Agreement or otherwise, unless the prior written approval of Yeda thereto has been obtained.

7.3.	Notwithstanding the provisions of clauses 7.1 and 7.2 above, the Company shall not be prevented from mentioning the name of Yeda, the Inventors, the Institute and/or any scientists or other employees of the Institute or any employee of Yeda or from disclosing any information if, and to the extent that, the Company (a) is required or reasonably deems it appropriate to disclose such information in order to fulfil its obligations or exercise its rights under this Agreement including for the purposes of obtaining approval or permission for the exercise of the Licence, registering any of the Products with the FDA and/or any other relevant health authority or (b) is required to disclose such information in the fulfilment of any legal duty owed to any competent authority (including a duty to make regulatory filings). For clarity, mention in a private placement memorandum or a public offering registration shall not be deemed fulfilment of a legal duty to a competent authority, and any such mention shall not be subject to Yeda's approval if in the form set out in Appendix G hereto, or, if in any other form, shall be subject to Yeda’s approval which shall not be withheld or a response to a request for such approval delayed unreasonably.

7.4.	Yeda shall maintain in confidence all information received by Yeda from the Company which has been designated by the Company in writing and in advance as confidential or which otherwise should be reasonably be understood under the circumstances as being confidential (including, copies of Sublicence agreements and amendments thereto as well as all reports provided under clauses 5 and 6 above), except and to the extent that: (i) any such information or data is in the public domain at the date of the signing hereof or becomes part of the public domain thereafter (other than through a violation by Yeda of this obligation of confidentiality) or is released by the Company from this obligation of confidentiality by notice in writing; (ii) Yeda is required to disclose such information in order to fulfil its obligations under this Agreement (including in connection with the filing and prosecution of patent applications in accordance with the provisions of clause 3 above or as needed in order to enforce its rights under this Agreement in a legal action); or (iii) Yeda is required to disclose such information in fulfilment of any legal duty owed to any competent authority (the Company hereby acknowledging that it is aware that such competent authority may not be bound by any confidentiality obligations and may disclose or be required to disclose such information to a third party, whether by order of court or by law or otherwise). For the avoidance of doubt, the provisions of this clause 7.4 shall not apply in respect of any information (not being Licensed Information) independently developed at the Institute without the use of or reference to the confidential information received from the Company.

7.5.	For the avoidance of doubt, Yeda shall have the right to allow the scientists of the Institute to publish articles relating to the Licensed Information in scientific journals or posters or to give lectures or seminars to third parties relating to the Licensed Information, on the condition that, to the extent that the information to be published or disclosed is Licensed Information which is not in the public domain, a draft copy of the said contemplated publication or disclosure shall have been furnished to the Company at least 45 (forty-five) days before the making of any such publication or disclosure and the Company shall have failed to notify Yeda in writing, within 15 (fifteen) days from receipt of the said draft publication or disclosure, of its opposition to the making of the contemplated publication or disclosure. Should the Company notify Yeda in writing within 15 (fifteen) days from the receipt of the draft contemplated publication or disclosure that it opposes the making of such publication or disclosure because it includes material (which has been specified in said notice) in respect of which there are reasonable grounds (which have also been specified in said notice) requiring the postponement of such publication or disclosure so as not adversely to affect the Company's interests under the Licence because such Licensed Information is patentable subject-matter for which patent protection should be sought, then Yeda shall not permit such publication or disclosure unless and until there shall first have been filed an appropriate patent application in respect of the material to be published or disclosed as aforesaid. The Company acknowledges that it is aware of the importance to the researchers of publishing their work and, accordingly, the Company will not unreasonably oppose such publications.

7.6.	The terms of this Agreement shall be kept by both parties in confidence, with the exception that: (a) the Company shall have the right to disclose the minimum amount of information in respect of this Agreement and the terms therein as required by a regulatory body or applicable law due to the fact that the Company is a publicly traded company; (b) the Company will have the right to disclose this Agreement in confidence to any bona fide prospective investor in Company, acquirer of Company or Sublicensee, provided that they will be subject to customary confidentiality obligations; and (c) each party may disclose factual statements relating to the relationship created by this Agreement without the disclosure of any financial details thereof in the form set out in Appendix H hereto, without the prior written approval of the other party, or, if in any other form, subject to the prior written approval of the other party, which shall not be withheld or a response to a request for such approval delayed unreasonably.

8.	RESERVED

9.	NO ASSIGNMENT

The Company may not assign or encumber all or any of its rights or obligations under this Agreement or arising therefrom, save for (a) an assignment of all of its rights and obligations hereunder to a single entity which is the acquirer of the Company under a merger or similar arrangement, or (b) an assignment which has been approved in advance, in writing, by Yeda, such approval, not to be withheld unreasonably. Any consideration received by the Company in respect of: (i) an assignment of its rights hereunder to which Yeda consents as aforesaid; or (ii) a merger or similar arrangement, if at the time of such merger or similar arrangement all or substantially all of the business of the Company relates to the Products, shall be deemed to be Sublicensing Receipts and the provisions of clause 6 above shall apply with respect thereto, mutatis mutandis.

10.	EXCLUSION OF LIABILITY AND INDEMNIFICATION

10.1.	Yeda, the Inventors, the Institute and the directors, officers and employees of Yeda and/or of the Institute (hereinafter collectively “the Indemnitees”) shall not be liable for any claims, demands, liabilities, costs, losses, damages or expenses (including legal costs and attorneys’ fees) of whatever kind or nature (all of the aforegoing, collectively, “Liabilities”) caused to or suffered by any person or entity (including the Company or any Sublicensee or any Distributor or any Subcontractor) that directly or indirectly result from the exercise of the Licence, including directly or indirectly resulting from or encountered in connection with: (i) the development, manufacture, sale or use of any of the Products by the Company, any Sublicensee, any Distributor, any Subcontractor or any person acting in the name of or on behalf of any of the aforegoing, or acquiring, directly or indirectly, any of the Products from any of the aforegoing; or (ii) the exploitation or use by the Company or any Sublicensee or any Distributor or any Subcontractor of the Licensed Information or any part thereof, including of any data or information given, if given, in accordance with this Agreement.

10.2.	In the event that any of the Indemnitees should incur or suffer any Liabilities that result from the exercise of the Licence as aforesaid in clause 10.1 above, or shall be requested or obliged to pay to any person or entity any amount whatsoever as compensation for any Liabilities as aforesaid in clause 10.1 above, then the Company shall indemnify and hold harmless such Indemnitees from and against any and all such Liabilities (including, for the avoidance of doubt, legal costs and attorneys’ fees). Without limiting the generality of the aforegoing, the Company's indemnification as aforesaid and the exclusion of liability in clause 10.1 above shall extend to product liability claims and to damages, claims, demands, liabilities, losses, costs and expenses (in each case whether based in tort, contract or otherwise) attributable to death, personal injury or property damage or to penalties imposed on account of the violation of any law, regulation or governmental requirement. Notwithstanding the aforegoing, the Company will not be liable and will not be required to indemnify an Indemnitee to the extent that any Liabilities result from the gross negligence or wilful misconduct of such Indemnitee.

10.3.	The Company shall at its own expense insure its liability pursuant to clause 10.2 above during the period beginning on the date of the signing of this Agreement and continuing during the entire period that a Product is sold in any country, plus an additional period of 7 (seven) years. Such insurance shall be in reasonable amounts and on reasonable terms in the circumstances, having regard, in particular, to the nature of the Products and the stage of development, and shall be subscribed for from a reputable insurance company. [The named insured under such insurances shall be the Company, the Inventors, Yeda and the Institute and the beneficiaries thereof shall include also the respective employees, officers and directors of Yeda and the Institute. The policy or policies so issued shall include a "cross-liability" provision pursuant to which the insurance is deemed to be separate insurance for each named insured (without right of subrogation as against any of the insured under the policy, or any of their representatives, employees, officers, directors or anyone in their name) and shall further provide that the insurer will be obliged to notify Yeda in writing at least 30 (thirty) days in advance of the expiry or cancellation of the policy or policies. The Company hereby undertakes to comply punctually with all obligations imposed upon it under such policy or policies and in particular, without limiting the generality of the aforegoing, to pay in full and punctually all premiums and other payments for which it is liable pursuant to such policy or policies. The Company shall be obliged to submit to Yeda copies of the aforesaid insurance policy or policies within 14 (fourteen) days of a request by Yeda therefor.

10.4.	The provisions of this clause 10 shall survive the termination of this Agreement for whatsoever reason.

11.	TERM AND TERMINATION

11.1.	The term of this Agreement shall commence as of the date of signature of this Agreement and, unless otherwise agreed to in writing or early terminated as set forth below, shall continue in full force and effect until the occurrence of the later of the following:

11.1.1.	the date of expiry of the last of the Patents; or

11.1.2.	the expiry of a continuous period of 11 (eleven) years after the First Commercial Sale in any country during which there shall not have been a First Commercial Sale of any Product in the United States, any member country of the European Union, Japan, China or any other country being a member of the OECD.

Following the expiration of this Agreement, the Company shall have a royalty-free, fully paid-up, perpetual, irrevocable, non-exclusive, worldwide licence (with the right to grant sublicences through multiple tiers of sublicences) to use the Licensed Information for the research, development, production, marketing and sale of Products.

11.2.	The Company may terminate this Agreement without cause upon 60 (sixty) days’ prior written notice to Yeda, provided that Company undertakes, in such notice, to refrain indefinitely from developing, manufacturing, formulating, producing, marketing and/or selling Products.

11.3.	Notwithstanding anything to the contrary contained in this Agreement, Yeda shall be entitled to terminate this Agreement in the event that:

11.3.1.	the Company shall fail to achieve any of the Development Milestones by the date set out for such Development Milestone, subject to permitted extensions of such date pursuant to clause 5.8 above; or

11.3.2.	commercial sale of Products shall have commenced and thereafter there shall be a period of 6 (six) months or more during which no sales of any Product shall take place (except as a result of force majeure or other factors beyond the control of the Company) (“the No-Sale Period”), provided however to the extent that the Company shall provide reasons for the absence of sales, with the relevant explanations and a reasonable plan to overcome the obstacles and re-launch the Product during the No-Sale Period, then Yeda will agree to extend the No-Sale Period for an additional 12 (twelve) months, provided that the royalty term set out in clause 6.1.6 above shall be extended by the same No Sale Period (for the avoidance of doubt, including the extension of the No-Sale Period, as aforesaid).

11.4.	Without derogating from the aforegoing, Yeda shall be entitled to terminate this Agreement (unless previously terminated in accordance with the provisions of this Agreement), by written notice to the Company (effective immediately), if the Company commences a legal action in which it challenges the validity of any of the Patents. If any such challenge is unsuccessful, the Company shall (in addition to Yeda's right to terminate pursuant to this clause 11.4) pay to Yeda liquidated damages in the amounts of US $8,000,000 (eight million United States Dollars), such liquidated damages being a genuine pre-estimate of the damage that would be incurred by Yeda as a result of any such challenge.

11.5.	Without derogating from the parties' rights hereunder or by law to any other or additional remedy or relief, it is agreed that either Yeda or the Company may terminate this Agreement and the Licence hereunder by serving a written notice to that effect on the other upon or after: (i) the commitment of a material breach hereof by the other party, which material breach cannot be cured or, if curable, which has not been cured by the party in breach within 45 (forty-five) days after receipt of a written notice from the other party in respect of such breach, or (ii) the granting of a winding-up order in respect of the other party, or upon an order being granted against the other party for the appointment of a receiver, or if such other party passes a resolution for its voluntary winding-up, or if a temporary or permanent liquidator or receiver is appointed in respect of such other party, or if a temporary or permanent attachment order is granted on such other party's assets, or a substantial portion thereof, or if such other party shall seek protection under any laws or regulations, the effect of which is to suspend or impair the rights of any or all of its creditors, or to impose a moratorium on such creditors, or if anything analogous to any of the aforegoing in this clause 11.5 above under the laws of any jurisdiction occurs in respect of such other party; provided that in the case that any such order or act is initiated by any third party, the right of termination shall apply only if such order or act as aforesaid is not cancelled within 90 (ninety) days of the grant of such order or the performance of such act.

11.6.	Any amount payable hereunder by one of the parties to the other, that has not been paid by its due date of payment, shall bear interest from its due date of payment until the date of actual payment, at the rate of 1.5% (one point five percent) per month or pro rata for part thereof.

11.7.	Upon early termination of this Agreement for whatever reason, (but specifically excluding expiration of this Agreement due to the passage of time): (i) all rights in and to the Licensed Information and the Patents shall revert to Yeda and the Company shall not be entitled to make any further use thereof and the Company shall deliver to Yeda all drawings, plans, diagrams, specifications, other documentation, models or any other physical matter in the Company's possession containing or embodying the Licensed Information; and (ii) the Company shall grant to Yeda a nonexclusive, perpetual, royalty-bearing, sublicenseable, worldwide licence in respect of the Company’s Information solely to research, develop, produce, market and sell Products. In this clause 11.7 above, the term “the Company’s Information” shall mean: (a) any patents and patent applications owned and controlled by the Company that claim an invention, the practice of which would fall within the scope of a Valid Claim; (b) any other intellectual property rights with respect to any product, material, method, process, technique, know-how, data, information or other result which (i) does not form part of the Licensed Information; (ii) is developed in the course of the performance by the Company of the development work pursuant to clause 5 above; and (iii) relates to the making, using or selling or Products; and (c) the right to reference any regulatory filing or approval, filed or obtained by the Company in respect of the Products, including communications with the regulatory authorities, the drug master file and any data, information or document covered by data protection or data exclusivity with respect to Products.

11.8.	In addition, upon early termination of this Agreement by Yeda, Yeda shall be obligated to comply with the terms of clause 4.6.3.1 with respect to Sublicensees, and the relevant Sublicensees shall be deemed third party beneficiaries of such obligation.

11.9.	The termination of this Agreement for any reason shall not relieve the either party of any obligations which shall have accrued prior to such termination.

11.10.	The parties’ respective rights, obligations and duties under clauses 6.4.1, 6.4.2 (for the calendar quarter in which the Agreement is terminated), 6.5, 6.6, 7, 10, 12, 13, 14 and 15 as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement.

12.	NOTICES

Any notice or other communication required to be given by one party to the other under this Agreement shall be in writing and shall be deemed to have been served: (i) if personally delivered, when actually delivered; or (ii) if sent by facsimile, the next business day after receipt of confirmation of transmission; or (iii) 10 (ten) days after being mailed by certified or registered mail, postage prepaid (for the purposes of proving such service—it being sufficient to prove that such notice was properly addressed and posted) to the respective addresses of the parties set out below, or to such other address or addresses as any of the parties hereto may from time to time in writing designate to the other party hereto pursuant to this clause 12:

12.1.	to Yeda at:	P.O. Box 95
Rehovot 76100
Israel
Attention: the CEO
Facsimile: (08) 9470739

12.2.	to the Company at:
Medinat Hayeudim 85 St.,
Herzeliya Pituach 46766.,
Israel
Attention: the CEO
Facsimile: (09) 9519727

13.	VALUE ADDED TAX

The Company shall pay to Yeda all amounts of Value Added Tax due by law with respect to payments to be made under this Agreement. All amounts referred to in this Agreement shall be exclusive of Value Added Tax.

14.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed in all respects by the laws of Israel and the parties hereby submit to the exclusive jurisdiction of the competent Israeli courts, except that Yeda may bring suit against the Company in any other jurisdiction outside Israel in which the Company has assets or a place of business.

15.	MISCELLANEOUS

15.1.	The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the interpretation of this Agreement.

15.2.	This Agreement constitutes the entire agreement between the parties hereto in respect of the subject-matter hereof, and supersedes all prior agreements or understandings between the parties relating to the subject-matter hereof and this Agreement may be amended only by a written document signed by both parties hereto. No party has, in entering into this Agreement, relied on any warranty, representation or undertaking, except as may be expressly set out herein.

15.3.	This Agreement may be executed in any number of counterparts (including counterparts transmitted by telecopier or fax), each of which shall be deemed to be an original, but all of which taken together shall be deemed to constitute one and the same instrument.

15.4.	No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party's rights under such provisions at any other time or a waiver of such party's rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party hereto shall constitute a waiver of the former party's rights to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

15.5.	If any provision of this Agreement is held to be unenforceable under applicable law, then such provision shall be modified as set out below and the balance of this Agreement shall be interpreted as if such provision were so modified and shall be enforceable in accordance with its terms. The parties shall negotiate in good faith in order to agree on the terms of an alternative provision which complies with applicable law and achieves, to the greatest extent possible, the same effect as would have been achieved by the invalid or unenforceable provision.

15.6.	Nothing contained in this Agreement shall be construed to place the parties in a relationship of partners or parties to a joint venture or to constitute either party an agent, employee or a legal representative of the other party and neither party shall have power or authority to act on behalf of the other party or to bind the other party in any manner whatsoever.

15.7.	All payments to be made to Yeda hereunder shall be made in US Dollars by banker’s cheque or by bank transfer to Yeda’s bank account, the details of which are as follows: Bank Leumi le–Israel B.M., 200 Herzl Street, Rehovot branch #930, account no. 12370011; swift: LUMIILITTLV, Routing Number: IL010930, IBAN no. IL18 0109 3000 0001 2370 011.

All payments to be made to Yeda hereunder shall be made free and clear of, and without any deduction for or on account of, any set-off, counterclaim or tax, except for set-off to the extent permitted pursuant to the final sentence of clause 6.6 above.

15.8.	Each party agrees to execute, acknowledge and deliver such further documents and instruments and do any other acts, from time to time, as may be reasonably necessary, to effectuate the purposes of this Agreement.

15.9.	None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any person who is not a party to this Agreement, save for clauses 7 and 10 above.

IN WITNESS WHEREOF the parties hereto have set their signatures as of this 7 day of January 2014.

for	YEDA RESEARCH AND	for	XTL BIOPHARMACEUTICALS
	DEVELOPMENT COMPANY LIMITED		LTD.

Signature:	/s/	Signature:	/s/

Name		Name:

Title		Title:

Date:		Date:

APPENDIX A(1)

YEDA PATENTS

PATENT CARD

9513

Title: SYNTHETIC PEPTIDES AND PHARMACEUTICAL COMPOSITIONS COMPRISING THEM FOR THE

TREATMENT OF SYSTEMIC LUPUS ERYTHEMATOSUS

Inventors: MOZES Edna, WAISMAN Ari

Country	Application	Publication	Grant	Status	Pending action
Israel	28/03/1995 - 113159	-	-	Abandoned
PCT	27/03/1996 - PCT/US96/04206	03/10/1996 - WO 96/30057	-	Published
Israel*	27/03/1996 - 117686	-	117686 - 01/02/2001	Granted	Annuity due 27.3.14 (last renewal)
U.S.A*	27/03/1996 - 08/913,994	-	6,613,536 - 02/09/2003	Granted	Annuity due 2.3.15 (last renewal)

*Both patents expire in March 2016.

2001-004

Title: SYNTHETIC HUMAN PEPTIDES AND PHARMACEUTICAL COMPOSITIONS COMPRISING THEM FOR THE TREATMENT OF SYSTEMIC LUPUS ERYTHEMATOSUS

Inventors: MOZES Edna

Country	Application	Publication	Grant	Status	Pending action
Israel	26/02/2001 - 141647	-	-	Abandoned	-
PCT	26/02/2002 - PCT/IL02/00148	06/09/2002 – WO 02/067848	-	Published	-
Australia	26/02/2002 - 2002233618	-	2002233618 - 12/04/2007	Granted	Annuity due 26.2.14
Canada	26/02/2002 - 2,439,051	-	2,439,051 - 02/02/2010	Granted	Requires reinstatement by 26.2.14 as annuity was not paid.
Eurasian Patent	26/02/2002 - 200300939	30/12/2004 -	009465 - 26/10/2008	Validated	-
Russian Federation	26/02/2002 - 200300939	30/12/2004 -	009465 - 26/10/2008	Granted	Annuity due 26.2.14
European Patent Office	26/02/2002 - 02700553.7	17/12/2003 - 1 370 575	1 370 575 - 22/11/2006	Validated	-
Austria	26/02/2002 - 02700553.7	-	AT E 346094 T1 - 22/11/2006	Granted	Annuity due 26.2.14

Denmark	26/02/2002 - 02700553.7	-	1 370 575 - 22/11/2006	Granted	Annuity due 26.2.14
Finland	26/02/2002 - 02700553.7	-	1 370 575 - 22/11/2006	Granted	Annuity due 26.2.14
France	26/02/2002 - 02700553.7	-	1 370 575 - 22/11/2006	Granted	Annuity due 26.2.14
Germany	26/02/2002 - 02700553.7	-	60216243.2 - 22/11/2006	Granted	Annuity due 26.2.14
Ireland	26/02/2002 - 02700553.7	-	1 370 575 - 22/11/2006	Granted	Annuity due 26.2.14
Italy	26/02/2002 - 02700553.7	-	1 370 575 - 22/11/2006	Granted	Annuity due 26.2.14
Liechtenstein	26/02/2002 - 02700553.7	-	1 370 575 - 22/11/2006	Granted	(Renews automatically with Switzerland)
Spain	26/02/2002 - 02700553.7	-	ES 2275832 T3 - 22/11/2006	Granted	Annuity due 26.2.14
Sweden	26/02/2002 - 02700553.7	-	1 370 575 - 22/11/2006	Granted	Annuity due 26.2.14
Switzerland	26/02/2002 - 02700553.7	-	1 370 575 - 22/11/2006	Granted	Annuity due 26.2.14
The Netherlands	26/02/2002 - 02700553.7	-	1 370 575 - 22/11/2006	Granted	Annuity due 26.2.14
United Kingdom	26/02/2002 - 02700553.7	-	1 370 575 - 22/11/2006	Granted	Annuity due 26.2.14
Hong Kong	26/02/2002 - 04102596.0	16/07/2004 - 1059790A	HK 1059790 - 27/04/2007	Granted	Annuity due 26.2.14
Hungary	26/02/2002	-	-	Pending	Annuity due 26.2.14
P0600778

India	26/02/2002 - 01347/DELNP/2003	-	232386 – 16/03/2009	Granted	Annuity due 26.2.14
Israel	26/02/2002 - 157550	-	157550 - 01/09/2010	Granted	Annuity due 26.2.16
Japan	26/02/2002 - 2002-567220	24/02/2005 - 2005-505493	4316886 - 29/05/2009	Granted	Annuity due 29.5.14
Korea	26/02/2002 - 2003-7011235	03/12/2003 - 2003-92004	860735 - 23/09/2008	Granted	Annuity due 23.9.14
Mexico	26/02/2002 - PA/A/2003/007622	-	249470 - 24/09/2007	Granted	Annuity due 26.2.17
Norway	26/02/2002 - 20033718	-	331820 - 10/04/2012	Granted	Annuity due 26.2.14
U.S.A	20/08/2007 - 11/894,472	22/05/2008 - US-2008-0119390	7,858,738 - 28/12/2010	Granted	Annuity due 28.6.14

APPENDIX A(2)

YEDA KNOW-HOW

1.	A method to dissolve the peptide (hCDR1) in PBS for the tolerogenic administration.

2.	Mode of injection of hCDR1 for the prevention of an autoimmune response.

3.	Characterization of the isotypes of the antibodies produced following a chronic treatment with hCDR1.

4.	Binding of hCDR1 to MHC class II on APC in comparison with control peptides.

5.	Determination of complement C3 levels in sera of mouse models and effects of treatment with hCDR1.

6.	Assays for the evaluation of the effects of treatment with hCDR1 in the presence of immunosuppressive drugs (such as Methotrexate, Mofetil Mycophenolate, Immuran) used for the treatment of lupus (especially lupus nephritis).

7.	Methods to assess the effects of treatment with hCDR1 on CNS lupus (pathology and behavior dysfunction) in spontaneous and induced experimental SLE.

8.	Determination of anti-NMDA specific antibodies in sera of mice with induced lupus and the effects of hCDR1 on the latter.

9.	Induction of neurogenesis and expression of BDNF in brains of SLE afflicted mice following treatment with hCDR1.

10.	Methods to determine B cell dysfunction and the effect of hCDR1 on the latter especially in the target organs of lupus, namely, brain and kidney.

11.	Evaluation of hCDR1 activity using a short term in vitro assay. This method was used in one of our publications and is written in the Methods section. However, because this technology can be used in the future to determine whether a patient might be a responder to the treatment of hCDR1 (which is not mentioned in the publication) we think that it might be the most important know how of the whole list.

APPENDIX B(1)

ASSIGNED PATENTS

2003-119

Title: PARENTERAL FORMULATIONS OF A PEPTIDE FOR THE TREATMENT OF SYSTEMIC LUPUS ERYTHEMATOSUS Inventors: COHEN-VERED Sharon, KLINGER Ety, GILBERT Adrian, NAFTALI Ezmira, WEINSTEIN Vera

Country	Application	Publication	Grant	Status	Pending action
U.S.A	14/01/2003 - 60/439,950	-	-	Expired
PCT	14/01/2004 - PCT/US04/000955	05/08/2004 - WO 2004/064788	-	Published
India	14/01/2004 - 3481/DELNP/2005		235111 - 25/06/2009	Granted	Annuity due 14.1.14
U.S.A	14/01/2004 - 10/758,572	16/09/2004 - 2004-0180059	7,294,687 - 13/11/2007	Granted	Annuity due 13.5.15
Mexico	14/01/2004 - PA/a/2005007552	-	260529 - 12/09/2008	Granted	Annuity due 14.1.18

2003-120

Title: PARENTERAL FORMULATIONS OF SYNTHETIC PEPTIDES FOR THE TREATMENT OF SYSTEMIC LUPUS ERYTHEMATOSUS

Inventors: COHEN-VERED Sharon, KLINGER Ety, GILBERT Adrian, NAFTALI Ezmira, WEINSTEIN Vera

Country	Application	Publication	Grant	Status	Pending action
U.S.A	14/01/2003 - 60/439,918	-	-	Expired
PCT	14/01/2004 - PCT/US04/000948	05/08/2004 – WO 2004/064787	-	Published
Canada	14/01/2004 - 2,513,320	-	-	Examination	Requires reinstatement by 14.1.14 as annuity was not paid, along with filing a response to the pending office action. Instructions issued 31.12.13.
China	14/01/2004 - 200480006987.2	17/05/2006 - CN1774259A	ZL 200480006987.2 - 28/12/2011	Granted	Annuity due 14.1.14
European Patent Office	14/01/2004 - 04702215.7	16/11/2005 - 1 594 434	-	Examination	Annuity due 14.1.14
Israel	14/01/2004 - 169574	24/08/2012 -	-	Examination	Pending office action from 14.10.13. Response due 14.2.14.
Japan	14/01/2004 - 2006-500956	27/07/2006 - 2006-517540	4817068 - 09/09/2011	Granted	Annuity due 9.9.14

APPENDIX B(2)

ASSIGNED KNOW-HOW

APPENDIX C

DEVELOPMENT PROGRAM

APPENDIX D

IND APPLICATION FOR EDRATIDE

APPENDIX E

Existing Patents that Must be Maintained

1.	Yeda Case Number: 2001-004.

Title: PARENTERAL FORMULATIONS OF SYNTHETIC PEPTIDES FOR THE TREATMENT OF SYSTEMIC LUPUS ERYTHEMATOSUS

Inventors: COHEN-VERED Sharon, KLINGER Ety, GILBERT Adrian, NAFTALI Ezmira, WEINSTEIN Vera

Countries in which Existing Patents in this patent family must be maintained:

•	USA

•	Canada

•	UK

•	Germany

•	France

•	Switzerland

•	Netherlands

•	Japan

•	India

2	Yeda Case Number: 2003-119

Title: PARENTERAL FORMULATIONS OF A PEPTIDE FOR THE TREATMENT OF SYSTEMIC LUPUS ERYTHEMATOSUS

Inventors: COHEN-VERED Sharon, KLINGER Ety, GILBERT Adrian, NAFTALI Ezmira, WEINSTEIN Vera

Countries in which Existing Patents in this patent family must be maintained:

•	India

•	U.S.A

3	Yeda Case Number: 2003-120

Title: PARENTERAL FORMULATIONS OF SYNTHETIC PEPTIDES FOR THE TREATMENT OF SYSTEMIC LUPUS ERYTHEMATOSUS

Inventors: COHEN-VERED Sharon, KLINGER Ety, GILBERT Adrian, NAFTALI Ezmira, WEINSTEIN Vera

Countries in which Existing Patents in this patent family must be maintained:

•	China

•	Japan

APPENDIX F

OCS GRANTS

APPENDIX G

FORM OF DISCLOSURE – PRIVATE PLACEMENT OR PUBLIC OFFERING

[TBD]

APPENDIX H

FACTUAL DISCLOSURE FORM

[TBD]

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